                           OFFER TO PURCHASE FOR CASH
                            ALL ORDINARY SHARES AND
            AMERICAN DEPOSITARY SHARES REPRESENTING ORDINARY SHARES
                                       OF
                               SMALLWORLDWIDE PLC
                                       AT
                       $20.00 PER ORDINARY SHARE AND ADS
                                       BY
                        GE POWER SYSTEMS EQUITIES, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                            GENERAL ELECTRIC COMPANY

------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M. (NEW YORK CITY TIME),
  3:00 P.M. (LONDON TIME), ON FRIDAY, SEPTEMBER 22, 2000 UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                                 August 24, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been appointed by GE Power Systems Equities, Inc., a Delaware corporation (the "Offeror"), a wholly owned subsidiary of General Electric Company, a New York corporation ("GE"), to act as the Dealer Manager in connection with the Offeror's offer to purchase all of the outstanding
(1) ordinary shares, nominal value of L0.01 each ("Ordinary Shares"), and
(2) American Depositary Shares ("ADSs"), each representing one Ordinary Share and evidenced by American Depositary Receipts ("ADRs") of Smallworldwide plc, a public limited company incorporated under the laws of England and Wales ("Smallworld"), for $20.00 in cash per Ordinary Share or ADS (such amount, or any greater amount per share paid pursuant to the Offer, being referred to herein as the "Offer Price"). The Ordinary Shares and the ADSs are referred to collectively as the "Shares". The Offer is subject to the terms and conditions set forth in the Offer to Purchase dated August 24, 2000 (the "Offer to Purchase"), in the Letter of Transmittal (which is only applicable to holders of
ADSs) and in the Form of Acceptance enclosed herewith (which is only applicable to holders of Ordinary Shares) (which, together with the Offer to Purchase, as amended from time to time, constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee.

    Enclosed for your information and use are copies of the following documents:

        1.  Offer to Purchase, dated August 24, 2000;

        2. Letter of Transmittal to be used by holders of ADSs in accepting the Offer and tendering ADSs;

        3. Notice of Guaranteed Delivery to be used to accept the Offer if the certificates for ADRs representing ADSs and all other required documents are not immediately available or cannot be delivered to The Bank of New York (the "U.S. Depositary") to be received as soon as possible and, in any event, by the Expiration Date (as defined in the Offer to Purchase) or if the procedures for book-entry transfer cannot be completed on a timely basis;

        4. A letter which may be sent to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        5. A letter to shareholders from Richard G. Newell, Chairman of Smallworld, together with a Solicitation/Recommendation Statement on
    Schedule 14D-9 dated August 24, 2000, which has been filed by Smallworld with the Securities and Exchange Commission.

        6. Guidelines for Certification of Taxpayer Identification Number on Substitute Forms W-9 and W-8; and

        7.  A return envelope addressed to the U.S. Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 10:00 A.M. (NEW YORK CITY TIME), 3:00 P.M. (LONDON TIME), ON FRIDAY, SEPTEMBER 22, 2000, UNLESS THE OFFER IS EXTENDED.

    In all cases, payment for ADSs accepted for payment pursuant to the Offer will be made only after timely receipt by the U.S. Depositary of (i) ADRs evidencing such ADSs (or a confirmation of a book-entry transfer of such ADSs into the U.S. Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other required documents.

    If holders of ADSs wish to tender, but it is impracticable for them to forward their ADRs or other required documents or to complete the procedures for delivery by book-entry transfer on a timely basis as soon as possible and, in any event, prior to the Final Expiration Date, a tender may be effected by following the guaranteed delivery procedure described in Section 3 ("Procedures for Accepting the Offer and Tendering Shares") in the Offer to Purchase.

    The Offer is conditioned upon, among other things, the Offeror having received valid acceptances (not properly withdrawn) by the expiration of the initial offer period in respect of not less than ninety (90%) percent of the Shares (or such lower percentage in excess of fifty (50%) percent, determined as stated below, as the Offeror may decide) in nominal value of the Shares to which the Offer relates, provided that such condition (the "Minimum Tender Condition") will not be satisfied unless the Offeror shall have acquired or agreed (unconditionally or subject only to conditions that will be fulfilled upon the Offer becoming or being declared unconditional in all respects) to acquire (whether pursuant to the Offer or otherwise), Shares carrying or representing, in the aggregate, more than fifty (50%) of the voting rights normally exercisable at general meetings of Smallworld and provided further that the Minimum Tender Condition shall be capable of being satisfied only at a time when all other conditions have been satisfied, fulfilled or waived. The Offeror reserves the right to reduce the percentage of Shares required to satisfy the Minimum Tender Condition at some time prior to all the conditions being satisfied, fulfilled or, where permitted, waived. The initial offer period will expire, or be extended for a period of, not less than five (5) business days (or such other period as shall satisfy Rule 14e-1 under the Exchange Act of 1934, as amended, and the rules of the U.K. City Code on Takeovers and Mergers) from the date on which the Offeror has announced any reduction in the percentage of Shares required to be received for the purposes of the Minimum Tender Condition, subject to the further terms of the Offer as set forth in Section 15 ("Certain Conditions of the Offer") in the Offer to Purchase.

    The Offer is not being made, directly or indirectly, in or into, or by use of the mails or other means of instrumentality (including, without limitation, telephonic or electronic) of interstate or foreign commerce of, or any facilities of a national securities exchange of, Australia, Canada or Japan and will not be capable of acceptance by such use, means, instrumentality or facilities or from Australia, Canada or Japan. Accordingly, neither the Offer Document nor the Letter of Transmittal or Form of Acceptance (or any related offering documentation) is being mailed or otherwise distributed or sent in or into Australia, Canada or Japan.

    The Offer to Purchase is not being distributed or sent, into or from Australia, Canada or Japan. Persons reading the Offer to Purchase (including, without limitation, custodians, nominees and trustees) must not distribute or send the Offer to Purchase or the Letter of Transmittal or Form of Acceptance (or any related offering documentation) in, into or from Australia, Canada or Japan or use Australian, Canadian or Japanese mails for any purpose, directly or indirectly, in connection with the Offer and doing so may invalidate any purported acceptance of the Offer.

    The Offeror will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the U.S. Depositary, the U.K. Receiving Agent and the Information Agent as described in the Offer to Purchase) or any fees associated with the cancellation of the ADSs under the Deposit Agreement (as defined in the Offer to Purchase), in connection with the solicitation of tenders of ADSs pursuant to the Offer. However, the Offeror will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. The Offeror will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to Morrow & Co., Inc. (the "Information Agent") at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed materials may be obtained from the Information Agent, at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

    Very truly yours,

    [LOGO]

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU, OR ANY OTHER PERSON, THE AGENT OF THE OFFEROR, THE DEALER MANAGER, THE INFORMATION AGENT OR THE U.S. DEPOSITARY (ALSO, THE U.K. RECEIVING AGENT), OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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